SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 3, 2009

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-52710	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Wall Street New York, New York		10286
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code – (212) 495-1784

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

On December 3, 2009, The Bank of New York Mellon Corporation (“BNY Mellon”) substantially completed the restructuring of a portion of our investment securities portfolio, consisting of predominantly residential mortgage backed securities (“RMBS”) issued by various REMICs. The RMBS are backed by pools of fixed and adjustable-rate mortgages secured by liens on one- to four-family residential properties.

The restructuring was previously reported in our quarterly report on Form 10-Q for quarterly period ending on September 30, 2009.

In the transaction completed on December 3, 2009, The Bank of New York Mellon and BNY Mellon, N.A., wholly-owned subsidiaries of BNY Mellon, sold 322 RMBS to CSMC Series 2009-ASG in exchange for 1) 100% of the subordinated Class B certificates (the “Certificates”) of CSMC Series 2009-ASG, a Delaware statutory trust (the “Trust”), and 2) the net proceeds of $770,699,000 principal amount of Class A Notes, representing approximately 16% of the value of the Trust, which were sold to third party investors in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A thereunder. The Class A Notes, rated AAA by DBRS, bear interest at one-month LIBOR plus 1.25% and are expected to have a weighted average life of less than one year.

The RMBS sold in the transaction had a fair value of $5 billion at September 30, 2009 and the sale did not result in a significant gain or loss. As a result of SFAS No. 167 – Amendments to FIN No. 46 (R) (ASC 810), discussed in our quarterly report on Form 10-Q for the quarterly period ending September 30, 2009, effective January 1, 2010 we will be required to consolidate the Trust. As a result, after that date the RMBS will be recorded as assets and the Class A Notes will be recorded as liabilities on our consolidated balance sheet. We do not expect the consolidation of the Trust to have a significant impact on our capital ratios or financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of New York Mellon Corporation (Registrant)

Date: December 9, 2009	By:	/S/ ARLIE R. NOGAY
	Name:	Arlie R. Nogay
	Title:	Corporate Secretary